Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact: Nancy C. Broadbent Senior Vice President and Chief Financial Officer Orthovita, Inc. (484) 323 – 8835

Orthovita Reports 2009 Second Quarter Financial Results

•	Record Second Quarter 2009 Sales of $24.5 Million Create Strong Foundation in Advance of Cortoss™ Launch

•	2009 Financial Guidance Updated – Projected Product Sales Increased to $92 Million - $95 Million, Expected Net Loss Reduced to $3 Million - $4 Million

MALVERN, PA, USA, August 5, 2009 – Orthovita, Inc. (NASDAQ: VITA), a leading orthobiologics and biosurgery company, today reported its financial results for the quarter ended June 30, 2009. Product sales for the second quarter of 2009 were $24.5 million, a 27% increase over product sales of $19.3 million in the second quarter of 2008. The 2009 second quarter included no sales in the U.S. from Cortoss™, the Company’s novel synthetic biomaterial that was cleared by the FDA in June 2009 for the treatment of vertebral compression fractures. Orthovita’s first U.S. Cortoss sale occurred in July 2009.

The operating loss for the second quarter of 2009 decreased to approximately $100,000 compared to an operating loss of $3.3 million in the second quarter of 2008. The net loss for the quarter ended June 30, 2009 improved to $700,000, or $0.01 per common share, compared to a net loss of $3.6 million, or $0.05 per common share, in the second quarter of 2008.

“Our significant accomplishments during this most recent quarter reflect the success of our strategy to become the leading innovator in orthobiologics and biosurgery,” said Antony Koblish, president and chief executive officer of Orthovita. “With record sales of $24.5 million, our business grew 27% compared to the corresponding quarter last year. The successful launch of Vitoss™ Bioactive Foam in 2008 is largely responsible for the significant growth we are experiencing in 2009, and we continue to work on product innovations to fuel future growth in our business.”

“While we are very pleased with the record performance of our business,” Mr. Koblish continued, “we reached another important milestone during the second quarter of 2009 with FDA clearance of Cortoss for the treatment of vertebral compression fractures (VCFs). Cortoss is the first new injectable implant for VCFs cleared by the FDA since polymethylmethacrylate (PMMA), and our extensive clinical studies demonstrated that Cortoss offers a safe and highly-effective alternative to patients and doctors in the treatment of VCFs. Our first patient was treated with Cortoss in July as part of our controlled rollout of this product, which we plan to launch broadly in the fourth quarter of 2009. Based on its strong clinical profile, we are very enthusiastic about the potential of Cortoss to capture a meaningful portion of the approximate $500 million U.S. market for the treatment of VCFs.”

The significant improvement in operating and net loss for the second quarter of 2009 was due to the 27% increase in product sales combined with a stable cost structure. Gross profit during the second quarter of 2009 was $16.8 million, or 69% of sales, compared to $13.0 million, or 67% of sales, in the second quarter of 2008. The improvement in gross margin primarily reflects a more favorable product mix, with a greater proportion of sales coming from orthobiologics. Operating expenses in the second quarter of 2009 were $16.9 million, a 4% increase over operating expenses of $16.3 million in the second quarter of 2008.

“Our financial results during the second quarter of 2009 highlight the significant operating leverage in our business,” said Nancy C. Broadbent, senior vice president and chief financial officer. “Selling, general and administrative expenses in the second quarter of 2009 increased 8% over the comparable quarter in the prior year but drove a 27% increase in sales. When we begin our full launch of Cortoss planned later this year, 80% of our target customers will already be covered by our current sales force. As a result, we anticipate that we will not need to add significantly to our cost base to address this large market opportunity. Finally, we believe our modest investments in research and development efficiently support our current product development efforts. During the second quarter of 2009, research and development expense was $1.7 million, a 19% decrease compared to the year-earlier quarter due to lower costs associated with the development of Cortoss.”

For the first six months of 2009, product sales increased 30% to $46.2 million compared to $35.5 million for the first six months of 2008. This increase was due primarily to higher sales of Vitoss Bioactive Foam. Gross profit for the six months ended June 30, 2009 was $31.5 million, or 68% of product sales, compared to $23.3 million, or 66% of product sales, in the six months ended June 30, 2008. The improvement in gross margin primarily reflects a more favorable product mix, with a greater proportion of sales coming from orthobiologics.

The operating loss in the first half of 2009 was $500,000 compared to an operating loss of $7.3 million in the first half of 2008. This improvement resulted from significantly higher sales and higher gross margins, which were partially offset by slightly higher (4%) operating expenses in the first half of 2009 compared to the first half of 2008. The net loss for the first half of 2009 was $1.9 million, or $0.02 per common share, compared to a net loss of $7.8 million, or $0.10 per common share, in the first half of 2008.

Cash, cash equivalents and short-term investments were $24.9 million at June 30, 2009, compared to $32.3 million at December 31, 2008. For the six months ended June 30, 2009, the net cash used in operating activities was $3.4 million, compared to $10.5 million for the six months ended June 30, 2008. Net cash used in operating activities for the six months ended June 30, 2009 decreased as compared with the six months ended June 30, 2008, primarily due to a decrease in the operating loss.

Working capital was $48.0 million at June 30, 2009, compared to $52.2 million at December 31, 2008. For the six months ended June 30, 2009, the decrease of $4.2 million in working capital was primarily from cash used to fund operations.

Updated 2009 Financial Guidance

The following statements are based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release. For a more complete description of important risk factors that could cause actual results to differ, please refer to Orthovita’s periodic reports on file with the Securities and Exchange Commission.

The Company is updating its financial guidance for 2009 to reflect current expectations for total sales, including Cortoss sales, and a reduced net loss. The Company’s revised financial guidance for 2009 is as follows:

•

Product Sales: total 2009 product sales from all biosurgery and orthobiologics products are anticipated to be between $92 and $95 million, reflecting stronger than expected performance of the orthobiologics business year-to-date combined with anticipated sales from the launch of Cortoss in the U.S. This compares to prior expectations, excluding Cortoss, of $90 to $92 million for total 2009 product sales. Cortoss, the Company’s novel synthetic biomaterial for the treatment of vertebral compression fractures, was cleared for marketing by the FDA in June 2009, and the first Cortoss product sale in the U.S. was recorded in July 2009. The Company will not provide financial guidance on sales by product.

•

Net Loss: net loss is currently expected to be between $3 million and $4 million, or $0.04 to $0.05 per common share, compared to previous guidance of a net loss of $5 million to $6 million, or $0.07 to $0.08 per common share. The original guidance included all expenses relating to Cortoss, including the expenses of a U.S. product launch, but included no sales from Cortoss in the U.S. The revised guidance reflects the stronger than anticipated sales performance of the business year-to-date and also includes anticipated sales from Cortoss in the U.S.

Conference Call

Antony Koblish, president and chief executive officer, and Nancy C. Broadbent, senior vice president and chief financial officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Thursday, August 6, 2009 to review and discuss the second quarter 2009 financial results and review updated guidance for the full year of 2009. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 18137278. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning August 6, 2009 at 11:30 a.m. Eastern Time, and ending August 20, 2009, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 18137278.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Cortoss received U.S. regulatory clearance in June 2009 for use in vertebral augmentation. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, including Cortoss, our ability to successfully launch Cortoss, our ability to achieve our sales and net loss forecast for 2009, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	% of Product Sales	2008	% of Product Sales	2009	% of Product Sales	2008	% of Product Sales
Statements of Operations Data:

PRODUCT SALES	$24,491,246	100%	$19,340,714	100%	$46,181,605	100%	$35,504,996	100%

COST OF SALES	7,666,552	31%	6,355,907	33%	14,676,711	32%	12,168,116	34%

GROSS PROFIT	16,824,694	69%	12,984,807	67%	31,504,894	68%	23,336,880	66%

OPERATING EXPENSES:
General & administrative expenses	3,091,021	13%	3,072,327	16%	5,704,099	12%	5,530,732	16%
Selling & marketing expenses	12,114,128	49%	11,070,617	57%	22,613,399	49%	21,278,992	60%
Research & development expenses	1,716,995	7%	2,132,680	11%	3,657,111	8%	3,836,289	11%

Total operating expenses	16,922,144	69%	16,275,624	84%	31,974,609	69%	30,646,013	86%

OPERATING LOSS	(97,450)	(<1)%	(3,290,817)	(17)%	(469,715)	(1)%	(7,309,133)	(21)%

INTEREST EXPENSE	(661,862)	(3)%	(473,983)	(2)%	(1,586,191)	(3)%	(1,162,182)	(3)%
INTEREST INCOME	75,432	<1%	302,507	2%	209,997	<1%	811,003	2%
LOSS ON DISPOSAL OF ASSETS	—	—	(145,983)	(1)%	—	—	(145,983)	(<1)%

LOSS BEFORE INCOME TAXES	(683,880)	(3)%	(3,608,276)	(19)%	(1,845,909)	(4)%	(7,806,295)	(22)%
INCOME TAXES	(14,350)	(<1)%	(14,350)	(<1)%	(28,700)	(<1)%	(28,700)	(<1)%

NET LOSS	$(698,230)	(3)%	$(3,622,626)	(19)%	$(1,874,609)	(4)%	$(7,834,995)	(22)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.01)		$(0.05)		$(0.02)		$(0.10)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,077,910		75,795,861		75,991,471		75,774,893

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	June 30, 2009	December 31, 2008
Balance Sheet Data:

Cash and cash equivalents	$11,088,199	$8,518,118
Short-term investments	13,780,867	23,772,385
Accounts receivable, net	11,734,738	10,880,623
Inventories	21,623,388	19,757,268
Other current assets	715,292	693,889

Total current assets	58,942,484	63,622,283
Property and equipment, net	18,567,146	14,437,926
License and technology intangibles, net	12,122,553	12,353,783
Other assets	652,735	756,533

Total assets	$90,284,918	$91,170,525

Current liabilities	$10,909,412	$11,410,382
Notes payable, net of debt discount	33,947,727	33,808,606
Other long-term liabilities	448,711	309,852

Total liabilities	45,305,850	45,528,840
Total shareholders’ equity	44,979,068	45,641,685

Total liabilities and shareholders’ equity	$90,284,918	$91,170,525

	Six Months Ended June 30,
	2009	2008
Cash Flow Data:

Net cash used in operating activities	$(3,436,636)	$(10,463,612)

Net cash provided by investing activities	$5,422,131	$11,811,737

Net cash provided by financing activities	$585,865	$87,511

Effect of exchange rate changes on cash and cash equivalents	$(1,279)	$256,720

Source: Orthovita, Inc.